Exhibit 99.3 Press Release dated August 14, 2015

Tengasco Announces Second Quarter 2015 Financial Results

GREENWOOD VILLAGE, Colo., Aug. 14, 2015 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended June 30, 2015. The Company reported net loss from continuing operations of $(76,000) or $(0.00) per share of common stock during the second quarter of 2015 compared to net income from continuing operations of $377,000 or $0.01 per share of common stock during the second quarter of 2014.  The $453,000 decrease in net income was primarily due to a $2.1 million decrease in revenues, partially offset by a $1.0 million decrease in production cost and taxes, a $257,000 decrease in general and administrative cost, a $53,000decrease in DD&A, and a $292,000 decrease in associated income tax expense.

The Company also recognized $1.9 million in revenues during the second quarter of 2015 compared to $4.0 million during the second quarter of 2014. This revenue decrease from 2014 levels was primarily due to a $1.5 million decrease related to a $44.91 per barrel decrease in the average Kansas oil price from an average price of $96.10 per barrel during second quarter of 2014 compared to an average price of $51.19 per barrel during the second quarter of 2015, and a $514,000 decrease related to a 5.3 MBbl decrease in Kansas sales volumes.

The Company reported a net loss of $(591,000) or $(0.01) per share of common stock during the first six months of 2015 compared to net income of $802,000 or $0.01 per share of common stock during the first six months of 2014.  The $1.4 million decrease in net income was primarily due to a $4.0 million decrease in revenues, partially offset by a $1.2 million decrease in production cost and taxes, a $396,000 decrease in general and administrative cost, and an $895,000decrease in associated income tax expense.

The Company recognized $3.5 million in revenues during the first six months of 2015 compared to $7.5 million during the first six months of 2014. The revenue decrease from 2014 levels was primarily due to a $3.3 million decrease related to a $47.58 per barrel decrease in the average Kansas oil price from an average price of $94.22 per barrel during first six months of 2014 compared to an average price of $46.64 per barrel during the first six months of 2015, and a $633,000decrease related to the 6.7 MBbl decrease in Kansas sales volumes.

Michael J. Rugen, CEO said, “The Company continues to deal with depressed crude oil pricing. Like others in this industry, our drilling plans are largely on hold until prices improve.  We continue to consider workover and recompletion decisions on our existing wells as they arise in the context of current market realities.  However, we have seen some downward movement in service costs and intend to take advantage of those cost reductions by initiating a seismic program on our recently leased acreage in Kansas.  During the second quarter of 2015, we continued to evaluate corporate opportunities, as well as opportunities to purchase acreage and producing properties.  We believe we have started to see the beginning of distressed sales by others of producing properties and expect more of these acquisition opportunities to appear as existing price hedging begins to fall off and other producers are forced to deal directly with the realities of the current market.  We intend to evaluate taking advantage of those opportunities either on our own or in joint ventures with industry partners.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

SOURCE Tengasco, Inc.